UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 23, 2007

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

See Item 8.01.

Item 8.01 Other Events.

As previously disclosed, on February 14, 2007, as part of its plan of complete liquidation, Familymeds Group, Inc., a Nevada corporation (the “Company”), together with its subsidiaries, Familymeds, Inc. and Arrow Prescription Leasing Corp. (together with the Company, the “Sellers”) entered into a definitive Asset Purchase Agreement (the “Agreement”), with Walgreen Co., and Walgreen Eastern Co., Inc. (collectively, “Walgreens”). Also as previously disclosed, the sale to Walgreens was undertaken on a staggered basis, with the sold assets being transferred periodically per the terms of the Agreement. As of June 28, 2007, substantially all of the assets being sold to Walgreens had been transferred to Walgreens and the Company had received the majority of the purchase price from Walgreens. However, as previously disclosed, per the terms of the Agreement, the Company and Walgreens still needed to reconcile and settle the final amounts due to the Company by Walgreens, which process involved, among other things, the final valuations of inventory and the calculation of expenses incurred by the Company for the benefit of Walgreens during the transition. The Company and Walgreens have now completed this reconciliation process. As previously disclosed, $3,000,000 of the purchase price is being held in escrow for up to one year to satisfy post-closing indemnification obligations of the Sellers, if any.

Additionally, as previously disclosed, the Company previously entered into a Note and Warrant Purchase Agreement and certain other agreements, each effective as of June 23, 2006, with Deerfield Special Situations Fund, L.P. (“ Deerfield L.P.”) and Deerfield Special Situations Fund International, Limited (“ Deerfield International”), pursuant to which Deerfield L.P. and Deerfield International (collectively, “ Deerfield”) purchased two secured promissory notes in the aggregate principal amount of $10.0 million (collectively the “Notes”) and eight warrants to purchase an aggregate of 1.65 million shares of common stock (the “Warrants”), for an aggregate purchase price of $10.0 million (the “Deerfield Investment”). Also as previously disclosed: (a) as of March 31, 2007, the Company classified the Notes as current as it expected to retire the Notes within 12 months of such date in connection with its plan of complete liquidation; (b) the Notes may be prepaid by the Company at anytime without penalty and (c) with Deerfield’s agreement, the Company did not make the March 1, 2007 or June 1, 2007 principal payments on the Notes in anticipation of the early repayment of the Notes. In accordance with the forgoing, on July 24, 2007, the Company fully satisfied the Notes by paying to Deerfield $9.750 million in cash and delivered $250,000 into a secured, segregated cash collateral account, which funds will be released to Deerfield in 12 equal monthly amounts. Deerfield and the Company have terminated all agreements related to the Deerfield Investment and released each other from all obligations and claims related thereto.

As of the date hereof, the Company continues to operate other locations pending the closing of the sale of these facilities. While the Company currently anticipates these facilities will be either sold or closed in the third quarter, it can make no assurances in this regard.

Today, the Company’s board of directors authorized the filing of a certificate of dissolution with the Nevada secretary of state effective as of July 31, 2007 and the payment of an initial liquidating distribution of $0.70 per share. As previously disclosed, upon the filing of articles of dissolution with Nevada, the Company’s stock transfer books will be closed and it will be the shareholders of record on such date that will be entitled to the Company’s liquidating distributions, including the initial distribution. The Company anticipates paying the initial distribution shortly after July 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: July 26, 2007